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         [LETTERHEAD OF SQUADRON, ELLENOFF, PLESENT & SHEINFIELD, LLP]

                                                                     Exhibit 5.1

                                                              November 10, 1998

Fox Entertainment Group, Inc.
1211 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

  You have requested our opinion, as counsel for Fox Entertainment Group, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Abbreviated Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of 27,300,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"). The Abbreviated Registration Statement relates to the same class of securities registered pursuant to the Company's Registration Statement on Form S-1 (File No. 333-61515) declared effective on November 9, 1998 (the "Initial Registration Statement").

  The Abbreviated Registration Statement, together with the Initial Registration Statement, relates to an offering of up to 124,800,000 shares of Class A Common Stock, all of which are being sold by the Company.

  We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that, when there has been compliance with the Act and the applicable state securities laws, the shares of Common Stock to be sold by the Company, when issued, delivered, and paid for in the manner described in the forms of Purchase Agreement filed as Exhibits 1.1 and 1.2 to the Initial Registration Statement, will be legally issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Initial Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Squadron, Ellenoff, Plesent &
                                             Sheinfeld, LLP